Exhibit 10.4

RESIGNATION AND GENERAL RELEASE AGREEMENT

This Resignation and General Release Agreement (“Agreement” ) is made and entered into by and between Jill C. Blumhoff (“Executive”) and Bioanalytical Systems, Inc., an Indiana corporation (the “Company”).

WHEREAS, Executive has been employed with the Company pursuant to an Employment Agreement dated May 13, 2016, as amended (“Employment Agreement”) and Executive and the Company are parties to a Key Employee Agreement, dated November 9, 2015 (“Key Employee Agreement” and, together with the Employment Agreement, the “Existing Agreements”);

WHEREAS, Executive has advised the Board of Directors of the Company of her intention to resign from her position as an officer of the Company and from her positions as an officer, director or manager of each of the Company's subsidiaries at which she holds any such position;

WHEREAS, neither of the Existing Agreements provides for the payment of severance benefits by the Company to the Executive in the event of her resignation; and

WHEREAS, in recognition of Executive’s years of dedicated service to the Company and in exchange for a release by Executive of all claims that she may have against the Company and its directors, officers, employees, shareholders and other persons and entities and her confirmation that she is bound by the restrictive covenants set forth in the Employment Agreement, the Company has agreed to provide Executive with certain severance benefits as set forth herein;

NOW, THEREFORE, in exchange for the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

Section 1.                Resignation and Retirement. Executive resigns from all positions she currently holds as an officer of the Company and from all positions she currently holds as an officer, director or manager of each of the Company's subsidiaries, including without limitation her positions as Vice President - Finance and Chief Financial Officer of the Company, effective as of March 6, 2020 (the “Resignation Date”). Executive will remain an employee of the Company until March 31, 2020 (the “Separation Date”). Between the Resignation Date and the Separation Date, Executive shall serve as an advisor to the interim Chief Financial Officer of the Company and shall have such duties and devote such time and attention to the affairs of the Company as determined by the Chief Executive Officer of the Company. Between the Resignation Date and the Separation Date, Executive shall be entitled to receive her base salary at the same rate as in effect on the Resignation Date and will continue to participate in the employee health and welfare benefit plans offered by the Company to its employees, subject to the terms and conditions of such plans. After the Resignation Date, Executive shall not participate in any incentive compensation plan offered by the Company and shall not be entitled to any compensation other than her base salary provided for in this Section 1 with respect to her service as an employee from the Resignation Date through the Separation Date.

Section 2.                Severance Benefits.

(a)                  On the first regular Company payroll date following the Separation Date, the Company shall pay to Executive in accordance with the Company’s existing payroll practices that portion of Executive’s current base salary which has been earned but not paid as of the Separation Date, plus the amount of any accrued vacation through the Separation Date, and shall reimburse Executive for any reimbursable business expenses incurred by Executive with the prior approval of the Chief Executive Officer of the Company through the Separation Date, but not theretofore reimbursed.

(b)                  The parties anticipate that Executive will have an additional period of employment with the Company after the Resignation Date of this Agreement and Executive wishes to provide a full release to the Company for all claims and actions through the Resignation Date. Accordingly, Executive understands and agrees that she will receive the below-described Severance Benefits only if: (x) her employment is not terminated for Cause (as defined in the Employment Agreement Section 4.3(a), (b), (c) or (e)) prior to the Separation Date; (y) she signs and returns to the Company the Reaffirmation of Resignation, Retirement and Release Agreement (the “Reaffirmation”), attached hereto and incorporated herein as Exhibit B; and (z) she does not exercise the revocation right described in the Reaffirmation. Provided, however, that if Executive dies or suffers a Disability (as defined in the Employment Agreement) which would prevent her execution of the Reaffirmation between the period of her Resignation Date and Separation Date, the Reaffirmation may be executed by her authorized Power of Attorney (in the case of a Disability) or the authorized personal representative of her estate. If Executive meets the foregoing conditions to payment of the Severance Benefits, the Company shall pay or provide to Executive the following payments and benefits (collectively, the “Severance Benefits”):

(i)                 Continued payment of Executive's current base salary for a period of six months following the Separation Date, which shall be payable in equal bi-weekly installments in accordance with the Company’s existing payroll practices on the Company's regular payroll dates, commencing on the first regular Company payroll date following the date the Reaffirmation becomes effective (such effective date, the “Reaffirmation Effective Date”);

(ii)              A cash payment equal to one-half (1/2) of Executive’s target bonus for the Company's fiscal year ended September 30, 2020 ("Fiscal 2020"), to be paid by the Company, if at all, at the same time, under the same terms and subject to the same limitations and conditions set forth in the applicable plan that would have obtained if Executive were still employed on the date performance bonuses are paid in respect of performance for Fiscal 2020, which payment shall be subject to, contingent upon, and compensation for Executive’s compliance with the provisions of the non-competition and non-solicitation provisions as set forth in the Employment Agreement, which provisions are incorporated by reference herein and made a part hereof as if such provisions were set forth herein;

2

(iii)            Executive shall be entitled to exercise the 65,000 stock options held by Executive set forth on Exhibit A. All such stock options shall be considered vested and exercisable as of the Resignation date and shall remain exercisable until the earlier of June 30, 2020 or the expiration date of such stock options; and

(iv)             If the Executive elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company shall reimburse the Executive an amount equal to her monthly COBRA premiums for a period of six (6) months after the Separation Date; provided that such payments will cease upon the Executive’s becoming entitled to other health insurance.

All stock options and other equity awards held by Executive but not vested by their terms as of the Resignation Date that are not described in this Section 2 shall be forfeited effective immediately following the resignation of Executive’s positions as an officer of the Company on the Resignation Date.

Section 3.                Timing of Payment and Release.

(a)                  As a condition of receiving from the Company the payments and benefits provided for in Section 2(b) of this Agreement, which Executive otherwise would not be entitled to receive, Executive must execute (and not revoke) this Agreement.  Executive acknowledges that she has been advised in writing to consult with an attorney prior to executing this Agreement. All payments made to Executive hereunder shall be subject to appropriate payroll deductions and other withholdings required by law. In the event of Executive’s death or Disability (as defined in the Employment Agreement), any payment to be made as part of the Severance Benefits that remains unpaid as of the date of death or Disability shall be paid to Executive’s estate or spouse, as the case may be, at the same times and subject to the same terms and conditions as otherwise provided herein.

(b)                  This Agreement shall be construed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) or an exemption from the application of Code Section 409A. Notwithstanding anything set forth in this Agreement, no amount payable pursuant to or as provided in this Agreement which constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Code Section 409A. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, to the extent the payment is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Further, to the extent Executive is a “specified employee” within the meaning of Code Section 409A as of the date of Executive’s separation from service, no amount which constitutes nonqualified deferred compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. The aggregate of any payments that would otherwise have been paid before such date shall be paid to the Participant in a lump sum on such date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

3

(c)                  In consideration of the Company’s agreement to the payment of the Severance Benefits set forth in Section 2 above and the other good and valuable consideration indicated herein, Executive (for herself and her personal representatives, heirs and assigns) RELEASES AND FOREVER DISCHARGES the Released Parties (as defined below) from any and all claims (including, but not limited to, claims for attorneys’ fees), demands, losses, grievances, damages, injuries (whether personal, emotional or other), agreements, actions, promises or causes of action (known or unknown) which she now has or may later discover or which may hereafter exist against the Released Parties, in connection with or arising directly or indirectly out of or in any way related to any and all matters, transactions, events or other things occurring prior to the date hereof, including all those arising out of or in connection with her employment or former employment with the Company, or arising out of any events, facts or circumstances which either preceded or flowed from the termination of her employment, or which occurred during the course of Executive’s employment with the Company or incidental thereto or arising out of any other matter or claim of any kind whatsoever and whether pursuant to common law, statute, ordinance, regulation or otherwise. Claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge, failure to represent, fraud, defamation, promissory estoppel, and/or breach of contract; those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability or handicap under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act (all as amended) or any other federal, state or local law, ordinance, rule or regulation; and those arising under the Executive Retirement Income Security Act of 1974, all as amended (except for qualified retirement or other benefit plans from which Executive is entitled under the terms of such plans to receive future benefits). Executive agrees and understands that any claims she may have under the aforementioned statutes or any other federal, state or local law, ordinance, rule, regulation or common law are effectively waived by this Agreement. No claims under the ADEA arising after the execution of this Agreement are waived hereby.

(d)                  The parties understand and agree that, as used in this Agreement, “Released Parties” means Bioanalytical Systems, Inc. and its subsidiaries and all of their respective past and present officers, directors, shareholders, employees, trustees, agents, parent companies, subsidiaries, partners, members, affiliates, principals, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity’s predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable, none of whom admit any liability to Executive, but all of whom expressly deny any such liability.

(e)                  Except as specifically provided in Section 2 and this Section 3 or required under applicable law, Executive will not be eligible to receive any salary, bonus or other compensation or benefits with respect to any periods after the Separation Date; provided, however, Executive shall have the right to receive all compensation and benefits to which she is entitled under any benefit plans of the Company to the extent she is fully vested as of the Resignation Date pursuant to the terms and conditions of such employee benefit plans.

4

Section 4.                Covenant Not to Sue.

(a)                  Executive understands that by signing this Agreement, Executive is agreeing that Executive has not and will not file any claims or lawsuits against the Released Parties with any court or government agency with the exception that this Agreement will not release (i) any non-waivable rights Executive has, including any claims that arise after the Resignation Date or the Reaffirmation Effective Date, as applicable; (ii) actions, or rights arising under or to enforce the terms of this Agreement; and/or (iii) vested benefits under any retirement or pension plan and/or deferred compensation plan.  Further, if Executive is requested to participate in any lawsuit, other proceeding, or investigation against any of the Released Parties, Executive agrees to immediately notify the Company. The Parties specifically agree that, to the extent Executive may have any non-waivable rights to file or participate in a claim, lawsuit, or charge against any of the Released Parties, such as with the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Department of Labor (DOL), the Occupational Safety and Health Administration (OSHA), or other government agency, Executive is not giving up such right nor is Executive giving up Executive’ s right to participate truthfully in any EEOC, NLRB, DOL, OSHA, or other government agency investigation. However, even if Executive has a right to file or participate in a claim, lawsuit, or charge against any of the Released Parties, Executive agrees that, except for non-waivable claims, Executive shall not obtain, and hereby waives Executive’ s right to, any relief of any kind from such a claim or charge.

(b)                  As to any actions or claims that would not be released because of the invalidity or unenforceability of this Agreement, Executive understands and agrees that, except as prohibited by law, if she asserts or brings any such actions or claims against the Company, she must repay to the Company the Severance Benefits provided to her pursuant to this Agreement, with legal interest. Executive and the Company agree that by executing this Agreement, Executive has waived any claim (administrative or otherwise) she may have under, among other things, the ADEA. If Executive files a charge alleging a violation of the ADEA with any administrative agency or challenges the validity of this waiver and release of any claim she might have had under the ADEA, she will be required to repay to the Company the Severance Benefits provided by it pursuant to this Agreement, or pay to the Company any other monetary amounts (such as attorneys’ fees and/or damages), as a condition precedent to filing such a claim, only if and to the extent the recovery of any such amounts by the Company is otherwise authorized by law. This Agreement is not to be interpreted by either party or by any third party as an effort to interfere with the protected right to file a charge or participate in an investigation or proceeding under the ADEA.

Section 5.                Acknowledgment of No Wages or Payments Owed. Executive and the Company agree that the Company has paid or will pay Executive all salary, benefits and compensation of any nature (including any and all accrued but unused vacation time), due and owing in accordance with the payroll schedule in existence at the time of this Agreement. No additional salary, benefits, or compensation of any nature is payable unless specifically provided for herein.

5

Section 6.                Non-disparagement. In consideration of receipt of the Severance Benefits and the promises made by the Company in this Agreement, Executive agrees not to make any false, negative or disparaging remarks or comments to any person and/or entity about the Company; make any statement that may subject the Company to potential embarrassment, humiliation or any other negative consequence; or make any public statement, including but not limited to, any statement to the media or to any Company employee, regarding the separation of her employment with the Company, except as specifically approved by the Board of Directors. For its part, the Company’s agrees that its current directors, officers, and senior leadership team (those holding the title of “Vice President”) will not make any false or disparaging remarks or comments to any person and/or entity about Executive, including, but not limited to, not making any statement to the media, internal Company communication, formal or informal, and externally in print or electronic media, except as agreed in, or consistent with, the press release referenced below. The Company and Executive acknowledge and agree that nothing in this Section 6 shall be construed to prohibit any truthful statements made in response to any legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

Section 7.                Continued Cooperation. Executive agrees that (a) she will attend the Company's Annual Meeting of Shareholders to be held on March 19, 2020 at the Company's offices and, in her role as proxy for Company shareholders, she will vote all Company shares for which she has been designated as proxy by a Company shareholder as directed by such holder (or, if no direction is given, for approval) on each and every matter set forth in the Company's proxy statement relating to the Annual Meeting and, with respect to any matter not set forth in the proxy statement relating to the Annual Meeting that is properly brought before the Annual Meeting, in accordance with the recommendation of the Board of Directors, and (b) during the period in which Executive is receiving any of the Severance Benefits set forth in Section 2, Executive shall respond, within a reasonable amount of time, to inquiries that the Company may have from time to time with regard to matters in which Executive was involved in during the course of her employment and/or about which Executive has knowledge as a result of her employment with the Company. It is understood and agreed that such continued cooperation will not unreasonably interfere with Executive’s subsequent employment or responsibilities outside of any subsequent employment. The Company agrees to be responsible for any reasonable and necessary expenses incurred by Executive in connection with such continued cooperation.

Section 8.                Return of Property; Termination of Perquisites. Executive hereby certifies that, on or prior to the Separation Date, she will return to the Company, all of the Company’s property in Executive’s possession or control, including, but not limited to, any cell phone, computer, equipment, keys, access cards or fobs, passwords, portable computer drives and documents (electronic or hard copy). On or before the Separation Date, the Company shall remove all Company information from Executive’s cell phone and thereafter shall return the cell phone to Executive and shall transfer to Executive the telephone number associated with her cell phone. All perquisites provided by the Company to Executive shall terminate and no longer be provided or paid for by the Company as of the Separation Date.

6

Section 9.                Confidentiality, Restrictive Covenants and Assignment of Inventions. Executive acknowledges and agrees that her covenants and obligations and the rights and remedies of the Company regarding confidentiality, restrictive covenants and the assignment of inventions in Sections 3.1, 3.2, 3.3 and 5.11 of the Employment Agreement continue in full force and effect and such obligations are incorporated herein by reference as if fully set forth.

Section 10.            Entire Agreement. This Agreement, including the sections of the Employment Agreement incorporated by reference herein as provided in Section 9 hereof, sets forth the entire agreement between the parties hereto and supersedes the Existing Agreements and any other prior agreements or understandings between the parties. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’ s decision to accept this Agreement, except for those set forth in this Agreement.

Section 11.            Amendment; Waiver. This Agreement may not be modified, altered or changed except in writing and signed by all parties hereto. Any waiver by Executive or the Company of a breach of any of the provisions of this Agreement must be in writing and shall not operate or be construed as a waiver of any of the rights and privileges of Executive or the Company under this Agreement or of any subsequent breach.

Section 12.            Severability. The provisions of this Agreement are severable, and should any provision be declared invalid or not enforceable, the remaining provisions of the Agreement shall not be affected thereby unless such reading shall operate to deprive a party of the overall benefit of the bargain as agreed to herein.

Section 13.            Attorney Fees. Executive agrees that she will be solely and individually responsible for compensating any attorney(s) for any services they have rendered to or for her in connection with the review of this Agreement or any other matters whatsoever.

Section 14.            Non-Admission of Liability. It is understood and agreed that the Company has denied and continues to deny that it is liable to Executive on any theory, and that nothing in this Agreement, including, but not limited to, the payment of the Severance Benefits and other valuable consideration set forth in Section 1 hereof, constitutes an admission by the Company of any fact, damage or liability to Executive on any theory.

Section 15.            Other Acknowledgments. Executive hereby represents and certifies that Executive: (a) has carefully read all of this Agreement; (b) has been given a fair opportunity to discuss and negotiate the terms of this Agreement by and through legal counsel; (c) understands the provisions of this Agreement; (d) has determined that it is in her best interest to enter into this Agreement; (e) has not been influenced to sign this Agreement by any statement or representation by Company or any of its representatives not contained in this Agreement; and (f) enters into this Agreement knowingly and voluntarily.

Section 16.            Successors and Assigns. Executive shall not assign or transfer any of her rights or obligations under this Agreement to any individual or entity.  The Company may assign its rights hereunder to any of its affiliates or to any individual or entity who or that shall acquire or succeed to, by operation of law, or otherwise, all or substantially all of the assets of the Company or the Company’s business.  All provisions of this Agreement are binding upon, shall inure to the benefit of, and are enforceable by or against, the parties and their respective heirs, executors, administrators or other legal representatives and successors and permitted assigns.

7

Section 17.            Governing Law; Jurisdiction. The laws of the State of Indiana shall govern the validity, performance, enforcement, interpretation, and other aspects of this Agreement, notwithstanding any state’s choice of law provisions to the contrary. The parties intend the provisions of this Agreement to supplement, but not displace, their respective obligations and responsibilities under the Indiana Uniform Trade Secrets Act. Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Agreement shall be filed in the courts of the State of Indiana or the United States District Court sitting in Indianapolis, Indiana, and the parties hereto expressly waive any and all objections to personal jurisdiction, service of process or venue in connection therewith.

Section 18.            Right to Revoke Agreement. The parties hereby acknowledge and agree that Executive will have 21 calendar days to review this Agreement and that this Agreement may be revoked by Executive within 7 calendar days after she signs it. This Agreement shall not be effective or enforceable until the 7 calendar-day revocation period has expired. Furthermore, the offer to make the Severance Benefits to Executive and provide the other benefits and consideration set forth herein, shall expire and be deemed automatically withdrawn by the Company if not accepted and this Agreement signed within 21 calendar days. The parties acknowledge and agree that any modification to this Agreement proposed or agreed to by the parties shall not restart the 21 calendar day period noted above.

Section 19.            No Impact on Indemnification or Insurance Rights. Nothing in this Agreement shall impair or otherwise affect (a) Executive’s rights to exculpation from liability, indemnification and advancement of expenses provided to former officers of the Company under the Company’s Second Amended and Restated Articles of Incorporation, as amended, and Second Amended and Restated By-laws, as amended (collectively, the “Charter Documents”), or (b) any insurance coverage provided to former officers of the Company under the Company’s director’s and officer’s insurance policies in force from time to time; provided that nothing in this Agreement shall prevent the Company from amending its Charter Documents or amending or canceling any such insurance policies in any respect; and provided, further, that the Company shall not be required to maintain any specified level of such insurance coverage.

[Signatures on next page]

8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date(s) set forth below.

BIOANALYTICAL SYSTEMS, INC.

/s/ Jill C. Blumhoff	By:	/s/ Robert Leasure, Jr.
Jill C. Blumhoff		Robert L. Leasure, Jr., President and Chief Executive Officer

March 6, 2020	March 6, 2020
Date	Date

9

Exhibit A

To

Resignation and General Release Agreement

Exercisable Stock Options*

Grant Date	Number of Shares	Exercise Price	Expiration Date
09/15/2015	10,000	$1.70	9-14-2025
05-13-2016	10,000	$0.94	05-12-2026
10-27-2017	20,000	$1.94	10-26-2025
02-08-2019	25,000	$1.42	02-8-2029

Total	65,000

*       Options are exercisable until the earlier of June 30, 2020 or the expiration date of such stock options.

10

Exhibit B

To

Resignation and General Release Agreement

To be signed on Executive’s last day of employment.

Reaffirmation of Resignation and General Release Agreement

1.       I, the undersigned, hereby reaffirm the terms of the Resignation and General Release Agreement, dated * (“Release Agreement”) previously entered into between Bioanalytical Systems, Inc. (the “Company”) and me, which agreement is hereby incorporated by reference into this Reaffirmation of Resignation and General Release Agreement (“Reaffirmation”). I hereby reaffirm that I have complied with all the terms of the Release Agreement and that I will continue to do so. I also reaffirm and agree to all the terms of the Release Agreement. This Reaffirmation shall not apply to rights or claims that may arise after the date the parties sign this document.

2.       By signing this Reaffirmation, I acknowledge that I have read it and understand it. I understand that I am giving up rights and possible legal and/or administrative claims by signing it. I agree to all of the terms and conditions contained in the Release Agreement. I am aware of my right to consult an attorney before signing this Reaffirmation and I acknowledge that the Company has advised me that I should do so, and that I have done so.

3.       I understand that I have previously been given at least twenty-one (21) calendar days to consider whether I wish to sign this Affirmation. I understand that I have seven (7) calendar days after signing this Reaffirmation to revoke my release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act pursuant to this Reaffirmation. I have signed this Reaffirmation knowingly and voluntarily.

4.       I also understand that if I exercise my right not to sign this Reaffirmation or my right to revoke this Reaffirmation, I will not receive the Severance Benefits described in the Release Agreement, but will instead receive the total gross amount of $10.00 in consideration of my execution of the Release Agreement.

Date:
Jill C. Blumhoff

BIOANALYTICAL SYSTEMS, INC.

Date:
Signature
Chief Human Resources Officer

Title

William D. Pitchford
Printed Name

11